Exhibit 10.1
MINING LEASE
WITH OPTION TO PURCHASE

THIS MINING LEASE WITH OPTION TO PURCHASE (hereinafter “Agreement”) is entered into and made effective as of April 1, 2011 (“Effective Date”), by and between La Cuesta International, Inc. (“LCI”), an Arizona corporation having its principal place of business at 3349 S. Stallion Drive, Kingman, Arizona, 86401 and International Star, Inc. (“ISI”), a Nevada corporation having its principal place of business at 1818 Marshall Street, Shreveport, Louisiana, 71101.

RECITALS

WHEREAS, LCI is the owner of five (5) unpatented lode mining claims (hereinafter referred to as the “Mining Property”) located in Mohave County, Arizona, Section 29, Township 27 North, Range 27 West, G. and S.R.M., which are more fully described below:

Claim Name	County Book & Page	BLM AMC Nos.
LCI-1	3003/463-464	349367
LCI-2	3003/465-466	349368
LCI-3	3003/467-468	349369
LCI-4	3003/469-470	349370
LCI-7	3003/475-476	349373

WHEREAS, LCI owns all right, title and interest in and to the Mining Property;

WHEREAS, LCI desires to grant to ISI and ISI desires to acquire from LCI, the exclusive right, at the option of ISI, to lease, explore and evaluate the Mining Property and, at the election of ISI, to develop and mine the Mining Property, and

WHEREASE, LCI desires to grant to ISI, and ISI desires to acquire from LCI, the exclusive right, at the option of ISI, to purchase the entire right, title and interest of LCI in the Mining Property.

AGREEMENT

NOW THEREFORE, in consideration of the sum of Ten Dollars (US $10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Lease and Term.  (a) LCI leases to ISI all of its undivided interest in the Mining Property, together with all (i) tailings, dumps and mine wastes on such property, (ii) surface rights, easements and rights of way incident or appurtenant to such property, (iii) mining, mineral and water rights incident or appurtenant to such property, including extralateral rights, and (iv) improvements, fixtures, personal property, mining machinery and tools on such property that are or may be useful or convenient for mining, milling and beneficiation of ores and minerals and related uses.

(b) The primary term of this Agreement is ten (10) years, unless ISI elects to purchase LCI's interest as provided in Section 4, or unless this Agreement is sooner surrendered or terminated as herein provided, or for so long thereafter as any minerals are produced and sold in commercial quantities, or for so long as ISI continues to pay the rental payments as described in Section 2(a).

2.	Rentals. (a) ISI shall Pay LCI the following “Rental Payments” in accordance with the time schedule and dollar amounts set forth below:

Upon signing this Agreement	$5,000.00
On or before October 1, 2011	$5,000.00
On or before April 1, 2012	$7,500.00
On or before October 1, 2012	$7,500.00
On or before April 1, 2013	$10,000.00
Every 6 months after April 1, 2013	$10,000.00

3.
Royalty.  (a) Upon commencement of commercial production and during each calendar quarter in which ISI produces and sells Ores and Minerals (as defined below) in commercial quantities, ISI shall pay LCI a production royalty of Two Percent (2%) of the Net Smelter Returns for all ores and minerals mined or otherwise recovered from the Mining Property and thereafter sold by or for the account of ISI before or after processing, smelting or refining (“Ores and Minerals”), or Ten Thousand Dollars ($10,000.00) every three (3) months, whichever is greater.

(b) “Net Smelter Returns” means amounts actually received by ISI from any mint, smelter, refinery or other purchaser from the sale of Ores and Minerals less the following charges to the extent that they were not deducted by the purchaser in computing payment to ISI:

(i) smelting and refining charges; penalties; smelter assay costs and umpire assay costs; costs of loading, freight and handling of ores, metals, ore concentrates from the Mining Property to any mint, smelter, refinery or other purchase; marketing costs; insurance on all such ores, metals or concentrates; customs duties; severance, royalties, ad valorem or mineral taxes or the like, and export and import taxes or tariffs payable in respect of said ores, metal or concentrates.

(c) Royalties shall be paid on or before the 45th day after the last day of each ISI fiscal quarter in which ISI receives payment for sale of Ores and Minerals. Each such payment shall be provisional and subject to adjustment as of the end of each ISI fiscal year.

(d) Within thirty (30) days after the end of each calendar quarter in which proceeds from the sales of Ores and Minerals derived from the Mining Property are received, ISI shall deliver to LCI an unaudited statement of royalties paid LCI during the calendar quarter and the calculation thereof.  Within sixty (60) days after the end of each fiscal year, ISI shall deliver to LCI an unaudited statement of royalties paid LCI during the fiscal year and the calculation thereof.  All yearly statements shall be deemed true and correct sixty (60) days after presentation, unless within that period LCI delivers notice to ISI specifying with particularity the grounds for each exception.  LCI shall be entitled at LCI’s expense to an annual independent audit of the statement by a certified public accountant of recognized standing acceptable to ISI, but only if LCI delivers a demand for audit to ISI within sixty (60) days after presentation of the related fiscal statement.

(e)  In any event, once ISI pays to LCI the total amount of $2,000,000.00 dollars (two million dollars) currency of the United States of America, in the form of Rental Payments and Royalty payments combined, it shall have no obligation to make any additional payment in favor of LCI under Section 2 or this Section 3.  In such event, this Agreement will terminate and LCI shall deliver to ISI a deed for the Mining Property in the form described in Section 4(b) below.

4.
Option to Early Purchase.  (a) LCI grants to ISI, its successors or assigns, the option (the “Option”) to purchase One Hundred Percent (100%) of LCI’s right, title and interest to the Mining Property, including the future obligations to all Rental Payments and Royalties, for Two Hundred Thousand Dollars ($200,000.00) (the “Total Purchase Price”).  The Option must be exercised by ISI or its successors or assigns, at its sole option, on or before noon, Mountain Time, April 1, 2013.  All Rental Payments made by ISI to LCI during the purchase-option period (April 1, 2011 to April 1, 2013), in accordance to the schedule set forth above in Section 2(a), shall apply to the Total Purchase Price.  The net of the Total Purchase Price minus all such Rental Payments is hereinafter referred to as the “Net Purchase Price.”

(b) If ISI gives timely notice of its exercise of the Option in accordance with Section 4(a) above, a closing will be held within thirty (30) days after the date of exercise at a location to be agreed upon by the parties or, absent agreement, by the simultaneous exchange of documents and money through an escrow.  At the closing, ISI will pay to LCI the Net Purchase Price by cashier’s check or wire transfer and LCI will deliver to ISI a deed in which LCI will represent that the Mining Property is free and clear of all title defects, liens and encumbrances arising by, through or under LCI and this Agreement will terminate.

5.	Exclusive Possession. ISI shall have exclusive possession and quiet enjoyment of the Mining Property while this Agreement is in effect.

6.	Title. (a) LCI represents that LCI is in exclusive possession of and owns the Mining Property.

(b) LCI warrants that the Mining Property is free and clear of all liens and encumbrances created, suffered or allowed by LCI, including any lease, right or license, except taxes not yet due and payable.  LCI warrants that the Mining Property was located using good industry practice and that all filings and recordings necessary to establish title have been timely made and that all annual assessment work or claim maintenance fees necessary to keep the Mining Property in good standing has been timely performed or paid and all annual filings and recordings have been timely made. LCI, at LCI’s expense, shall at ISI’s request take all action necessary to cure any defect in or remove any cloud on title to the Mining Property, including participation in judicial proceedings and recordation of any unrecorded documents.  If after notice or demand LCI fails to do so, ISI may take curative action in LCI’s name and deduct its reasonable costs and expenses, including attorney’s fees, from amounts otherwise due LCI.

(c) LCI shall not create, suffer or allow any such liens or encumbrances on the Mining Property unless expressly subordinated to ISI’s rights hereunder.  ISI, at its option, may discharge any lien or encumbrance on the Mining Property or any interest therein, acquire all the rights of the holder thereof and any amounts so paid may be deducted by ISI from any amounts otherwise due LCI.

(d) LCI shall provide ISI with all data and information related to title to the Mining Property and copies of all unrecorded documents related thereto in LCI’s possession or control.

(e) Neither ISI’s execution of this Agreement, nor ISI’s failure to disapprove LCI’s title, shall constitute an admission of or estoppel as to the validity of LCI’s title.

(f) The warranties given by LCI in this Section 6 shall survive termination of this Agreement.

7.
Lesser Interest; Adverse Claims.  (a) If LCI should own less than the entire ownership interest in the Mining Property (even if a lesser interest is referred to herein), all production royalties and rentals payable to LCI shall be paid only in proportion to LCI’s actual ownership.  If the Mining Property or any part thereof should be subject to any royalty or interest in production other than those expressly reserved to LCI herein, ISI may deduct all costs and expenses it incurs by reason of such royalty or interest from amounts otherwise due LCI.

(b) ISI shall have no obligation to LCI to protect or defend the title to the Mining Property if any third person asserts any claim to the Mining Property for any reason except ISI’s failure to perform obligations expressly required by this Agreement.

(c) If any third person asserts any claim to the Mining Property, to any royalty or interest in production or to any amounts payable by ISI, ISI may deposit any amounts otherwise due LCI in escrow until the dispute is finally resolved.  ISI may deduct all costs and expenses, including attorney’s fees and court costs, it incurs by reason of such claim from all amounts otherwise due LCI.

8.	Operation Rights. (a) LCI grants ISI unrestricted access to the Mining Property and the exclusive rights:

(i) to explore, develop and mine, and to extract, remove, store and dispose of any and all ores, minerals, air, water, waste and other materials from the Mining Property by means of underground or surface mining operations or workings in or on the Mining Property or other property and to deposit on the Mining Property all such materials whether from the Mining Property or other property;

(ii) to carry on crushing, screening, milling, treatment, processing, beneficiating, smelting and refining operations on or in the Mining Property or other property with respect to ores, minerals and other materials from the Mining Property or other property, including existing tailings, wastes and dumps;

(iii) to use any part of the Mining Property for stockpiles, tailings, waste dumps and leach pads and for any other purpose incident to mining, milling, processing and other operations on the Mining Property or other property;

(iv) to erect or construct, use and maintain on the Mining Property such roads, impoundments, pipelines, power lines, facilities, buildings, structures, machinery and equipment as ISI may require for the conduct of its operations on the Mining Property or other property;

(v) to continue to keep this Agreement in effect and use the Mining Property for mining, milling, treatment, processing, beneficiation, smelting, refining or storage of ores, minerals and other materials from other property with such use constituting the conduct of development and mining operations for purposes of Section 1(c)(ii); and

(vi) to stockpile, inventory or sell or otherwise dispose of ores, minerals and other materials in such forms, at such times and on such terms as ISI alone may determine.

(b) ISI shall conduct its operations in a good and workmanlike manner in substantial compliance with the generally accepted understanding of applicable laws and regulations as from time to time existing in the mining industry and in conformity with Federal, State and County statutes.  ISI shall make all mining claim maintenance fee payments required by Federal law so long as this Agreement remains in effect.

9.
Commingling.  ISI may commingle ores and minerals from the Mining Property with other ores and minerals.  Before commingling, ISI shall weigh (or calculate by volume), sample and assay such ores and minerals in accordance with sound mining and metallurgical practices for moisture and payable content.  ISI shall keep records of such determination for one year after the end of the ISI fiscal year in which such determinations are made.

10.
Indemnity; Limitations of Liability.  (a) ISI shall keep the Mining Property free of liens for labor performed and materials furnished for ISI.  ISI shall hold LCI harmless from all liability to third persons caused by ISI’s operations on the Mining Property, which result in injury to or death of persons or livestock or damage to personal property, or liability for violation of applicable laws or regulations.

(b) In no event shall ISI’s liability for damage or economic loss to LCI’s interest in the Mining Property, whether resulting from ISI’s negligence or otherwise, exceed 150% of the fair market value of the affected property (not including its value for mining or related purposes).

(c) Within a reasonable time after termination of this Agreement, ISI shall begin and diligently pursue to completion any reclamation then required by applicable laws, regulations and permits by reason of ISI’s operations on LCI’s real property.  ISI’s liability with respect to disturbance of LCI’s property shall be limited to compliance with such laws, regulations and permits.

(d) The payments as expressly required by this Agreement are in lieu of any obligation of ISI, express or implied, to explore, develop or mine the Mining Property or to make any other efforts or expenditures in connection therewith.

(e) The obligations and limitations of liability in this Section shall survive termination of this Agreement.

11.
Taxes.  ISI shall pay all taxes and fees necessary to keep the Mining Property in good standing.  In addition, ISI shall pay all taxes on ISI’s operations and on all personal property and fixtures placed on the Mining Property by ISI.  All taxes shall be paid before delinquent, but neither party shall be under any obligation to pay any tax while contesting it in good faith.

12.
Inspection.  At reasonable times and with reasonable advance notice to ISI, LCI may at LCI’s risk and expense (i) enter the Mining Property to make reasonable inspections of ISI’s operations and (ii) inspect records necessary to substantiate ISI’s performance of its obligations under this Agreement.  ISI shall have no obligation to disclose to LCI any interpretive data or exploration concepts prepared or developed by ISI.  LCI shall indemnify ISI against any loss, damage, claim or demand against ISI arising out of such inspections.  All information provided to or obtained by LCI in such inspections shall be held in strict confidence and use solely for the purpose of verifying ISI’s compliance with this Agreement.

13.
Avoidance of Forfeiture.  (a) Default by ISI in performance of any obligation arising hereunder shall not work a forfeiture or termination of this Agreement, nor cause a forfeiture, termination or reversion of the estate created hereby.

(b) If ISI commits a default, LCI shall give ISI notice specifying the default with particularity.  LCI’s sole remedy shall be recovery of actual compensatory damages plus interest at the judgment rate from the date ISI receives notice of default.  If ISI, within thirty (30) days after the notice of default is received, initiates and diligently pursues to completion efforts to cure the default, no damages shall be awarded to LCI. If ISI by notice to LCI disputes the existence of the default, the matter will be submitted to arbitration according to Section 21 below and if the existence of the default is finally determined to be true in such arbitration, no interest shall accrue if ISI, within thirty (30) days after the default is finally determined, initiates and diligently pursues to completion efforts to cure the default.

14.
Termination; Surrender.  (a) ISI may terminate this Agreement at any time effective on giving LCI a thirty (30) day written notice of termination and by thereafter delivering to LCI a written instrument of termination in recordable form.  ISI may also terminate this Agreement by exercising the option granted in Section 4.

(b) ISI may surrender any portion of the Mining Property at any time by giving LCI notice of surrender in recordable form.  Acreage so surrendered shall thereafter be excluded from the Mining Property for all purposes of this Agreement.  The rights of Rental Payments and Royalty provisions under Sections 2 and 3 above shall not be adjusted even if a portion of the land covered by this lease is surrendered by ISI.

(c) Upon termination or surrender, all rights and obligations of the parties with respect to the affected acreage shall terminate, except for (i) ISI’s obligation to pay royalties for Ores and Minerals previously mined or otherwise removed and sold and (ii) any rights or obligations which expressly survive termination, including reclamation.

15.
Additional and After-Acquire Rights.  If LCI acquires any right or interest in the Mining Property or within the boundaries of the Mining Property while this Agreement is in effect, (i) LCI shall promptly notify ISI, (ii) such right or interest shall automatically become part of the Mining Property for all purposes of this Agreement and (iii) LCI shall sign, acknowledge and deliver to ISI an amendment to this Agreement and to any short form of this Agreement so as to include such right or interest as part of the Mining Property.

16.
Removal of Property.  ISI shall have the right, but not the obligation, to remove, at any time or times within one year after termination of this Agreement, from the LCI’s real property, all fixtures and personal property, including ores, minerals, tailings, dumps and wastes, and improvements which ISI has erected or placed thereon, except mine supports in place.  LCI shall not be responsible for any such property of ISI.  ISI may post watchmen on the Mining Property during such period.

17.
Data.  (a) Upon execution of this Agreement, LCI shall make available to ISI for copying and general use all hydrological, geological, geophysical and engineering data and maps, logs of drill holes, cuttings and cores, gamma and other logging results, assay, sampling and similar data concerning the Mining Property in LCI’s possession or control.  LCI shall have no liability for any use of or reliance thereon by ISI.

(b) Upon request by LCI made within sixty (60) days after termination of this Agreement, unless this Agreement is terminated by the exercise of the Option as provided in Section 4, ISI shall deliver to LCI a copy or summary of all surface and drill hole assay results, soil and rock location maps, geologic maps and reports, geophysical surveys and reports, drill hole location maps, cross sections, and drill hole logs which ISI has obtained or prepared as a result of work on the Mining Property under this Agreement.  ISI shall have no liability for any use of or reliance thereon by LCI.

18.
Method and Manner of Payment.  Except as provided in Section 4(b) above, any payments required to be made by ISI to LCI hereunder may be made in cash, check or wire transfer, in the sole discretion of ISI, and may be personally delivered or deposited in the mail, postage pre-paid and registered or certified, with Return Receipt Requested and addressed to LCI at the address specified in Section 21, below.  Such personal delivery or deposit in the mail shall be deemed timely payment thereof.  Upon making payment to LCI, ISI shall be relieved of any responsibility of the distribution of such payment by LCI, and any of its successors or assigns.

19.
Rights-of-Way.  While this Agreement is in effect and, if ISI purchases the Mining Property by exercising the option granted in Section 4, for so long as ISI maintains the Mining Property, ISI shall have non-exclusive rights-of-way upon, over, into and through the Mining Property and other property now or hereafter owned, leased or otherwise controlled by LCI (or any of them) within one mile of the Mining Property to construct, improve and maintain such pipe lines, communication lines, electrical power or transmission lines, roads, railroads, tramways, flumes, tunnels, drifts and other facilities as may be necessary or convenient for ISI’s operations under this Agreement or subsequent to the termination of this Agreement.  However, all potential rights of ways are subject to ISI’s adherence and conformity to any and all Federal, State and County regulations and codes.

20.
Force Majeure.  (a) If ISI shall be prevented by Force Majeure from timely performance of any obligations arising under this Agreement other than payment of money, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of Force Majeure.  ISI shall promptly give LCI notice of commencement and termination of Force Majeure.  ISI shall use reasonable diligence to remove Force Majeure but shall not be required against its will to institute legal proceedings, adjust any labor dispute or challenge the validity of any law, regulation, action or inaction of government.

(b) “Force Majeure” includes any cause beyond ISI’s reasonable control, whether or not foreseeable, including but not limited to:  law, regulation, action or inaction of government; inability to obtain on terms acceptable to ISI any public or private license, permit or authorization which may be required for operations in connection with the Mining Property or other property, including removal and disposal of waters, wastes and tailings and reclamation; market and other conditions rendering the prospects for exploitation of the Mining Property unprofitable or uneconomic; mining casualty; damage to or destruction of mine or mill plant or facility; fire; explosion; inclement weather; flood; civil commotion; labor dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

21.
Arbitration.  Any dispute arising out of or related to the negotiation, existence, performance, breach or termination of this Agreement shall be finally determined by arbitration under the then Commercial Arbitration Rules of the American Arbitration Association.  The exclusive place of arbitration shall be Phoenix, Arizona.  The arbitrators shall issue their award within ninety (90) days after submission of the dispute to arbitration.  Costs of arbitration shall be borne equally.  Judgment on any award may be entered in any court having jurisdiction over the person or property of the party against whom the award is entered.

22.
Notices.  All notices and other communications to either party shall be in writing and delivered personally or sent by prepaid mail, scanned image, facsimile or other means providing for receipt of the communication in written form.  All notices of default or arbitration and demands for performance or assurance shall be sent by certified or registered mail, return receipt requested.  Any notice of termination shall be effective if given orally to Lessor and promptly confirmed by ISI in writing.  Notices sent by ordinary mail shall be effective five days after the date of actual delivery.  Notices sent by certified or registered mail shall be effective on the next business day after the date of actual delivery.  Until a change of address is so given, in writing, notices shall be addressed to ISI and LCI, respectively:

LCI:
Frank L. Hillemeyer, Vice President
La Cuesta International, Inc.
3349 S. Stallion Drive
Kingman, AZ 86401

ISI:
Jacqulyn B. Wine, Secretary
International Star, Inc.
1818 Marshall Street
Shreveport, LA 71101

Notices so sent or delivered to LCI shall be as effective as if given to each of the persons named as LCI.

23.
Counterparts.  This Agreement may be executed in more than one counterpart.  If less than all of the persons named as LCI sign this Agreement or such other agreement, it shall nevertheless bind each signatory.

24.
Short Form.  ISI and LCI may sign and acknowledge a short form of this Agreement to give notice hereof to third persons.  ISI may record the short form or this Agreement, or both.  ISI may disclose the terms of this Agreement, including filing a copy of this Agreement or the short form, or both, with the Securities and Exchange Commission, as required by the rules and regulations under the Securities Exchange Act of 1934.

25.
Transfer.  Except as otherwise expressly provided in this Agreement, any party may from time to time transfer interests in this Agreement or in the Mining Property.  The transferor shall give, as soon as reasonably practical, notice thereof to the other party, including the names and addresses of the transferees, a copy of the document of transfer and the recording data for any document relating to the transfer.

26.
Entire Agreement; Interpretation.  This Agreement contains the entire agreement of the parties.  There are no other conditions, agreements, representations, warranties or understandings, express or implied.  The division of this Agreement into sections and the use of captions are solely for convenience of reference and shall not be used in its interpretation.

27.
Effect.  (a) All covenants, conditions and terms of this Agreement shall be of benefit to, and shall run with, the Mining Property and shall bind and inure to the benefit of the parties and their respective successors and assigns.

(b) This Agreement has been negotiated between the parties at arm’s length.  The sole relationship between the parties is that of optionee/optionor.  Nothing in this Agreement shall be construed to create between the parties, expressly or by implication, any partnership, joint enterprise, relationship of trust and confidence or other special relationship, or any relationship of master and servant or principal and agent, or the like.

(c) The implied obligations of good faith and fair dealing shall not be applied or construed so as to prevent any party from claiming or enforcing any right, benefit, remedy, excuse or limitation of liability provided by this Agreement.

28.	Enurement: This Agreement shall enure to the benefit of and be binding on the parties and their respective executors, heirs, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties have signed and sealed this Agreement as of the date first above written.

LCI:	ISI:
La Cuesta International, Inc.	International Star, Inc.

By /s/ Frank L. Hillemeyer	By /s/ Sterling Redfern
Frank L. Hillemeyer	Sterling Redfern
Vice President	President

STATE OF LOUISIANA                    )
)ss.
PARRISH OF CADDO                        )

On April 6, 2011, before me, a duly commissioned Notary Public for said state, duly commissioned and sworn, personally appeared Sterling Redfern, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same.
Attached to Mining Lease with option to purchase.

IN WITNESS WHEREOF, I have set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Tonie Rodriguez ID#84521
Tonie Rodriguez

STATE OF ARIZONA                   )
           )ss.
COUNTY OF MOHAVE                )

On March 31, 2011, before me, a duly commissioned Notary Public for said state, duly commissioned and sworn, personally appeared Frank L. Hillemeyer, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same.
Attached to Mining Lease

IN WITNESS WHEREOF, I have set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Lisa Fass

[Seal]